Shareholder Meeting Results (Unaudited)
iSHARES® TRUST

A special meeting of shareholders of iShares Trust was scheduled on July 14, 2005 and subsequently adjourned until August 11, 2005. All proposals were approved by the shareholders. The proposals acted upon by shareholders at the special meeting and the results of the shareholder vote were as follows:

Proposal 1*
To elect the eight nominees specified below as Trustees of the Trust, each of whom will serve until his/her successor is duly elected or appointed and qualified.

Trustee	Votes For	Votes Withheld
Lee T. Kranefuss	647,047,151	12,010,432
John E. Martinez	647,057,342	12,000,240
Richard K. Lyons	647,782,813	11,274,769
George G.C. Parker	644,369,500	14,688,081
W. Allen Reed	647,251,696	11,805,888
Cecilia H. Herbert	647,073,394	11,984,192
Charles A. Hurty	647,183,684	11,873,899
John E. Kerrigan	647,826,001	11,231,583
Messrs. Kranefuss, Martinez, Lyons, Reed and Parker previously served as Trustees of the Trust and were re-elected. Ms. Herbert and Messrs. Hurty and Kerrigan were newly elected.

Proposal 2A
To approve a change to the Trust’s fundamental investment policy to simplify and conform each Fund’s investment restriction regarding issuing senior securities.

iShares Index Fund	Votes For	Votes Against	Votes Abstaining	Broker Non-Votes **
Dow Jones U.S. Basic Materials	3,634,330	104,891	81,496	1,090,475
Dow Jones U.S. Consumer Goods Sector	3,490,656	44,122	41,816	1,058,269
Dow Jones U.S. Consumer Services Sector	2,250,207	132,499	38,150	366,726
Dow Jones U.S. Financial Sector	1,185,760	25,770	22,997	460,734
Dow Jones U.S. Industrial Sector	1,551,275	31,541	47,748	618,925
Dow Jones U.S. Financial Services	523,824	17,349	7,833	173,689
Dow Jones U.S. Real Estate	3,799,428	175,895	135,520	709,035
KLD Select Social	665,571	1,010	2,566	135,617
Cohen & Steers Realty Majors	4,539,355	79,474	93,547	899,925

Proposal 2B
To approve a change to the Trust’s fundamental investment policy to simplify and conform each Fund’s investment restriction regarding the making of loans.

iShares Index Fund	Votes For	Votes Against	Votes Abstaining	Broker Non-Votes **
Dow Jones U.S. Basic Materials	3,611,368	127,705	81,644	1,090,475
Dow Jones U.S. Consumer Goods Sector	3,488,344	45,257	42,993	1,058,269
Dow Jones U.S. Consumer Services Sector	2,242,844	138,231	39,781	366,726
Dow Jones U.S. Financial Sector	1,183,549	26,555	24,423	460,734
Dow Jones U.S. Industrial Sector	1,545,468	36,782	48,314	618,925
Dow Jones U.S. Financial Services	522,051	19,450	7,504	173,690
Dow Jones U.S. Real Estate	3,792,533	182,483	135,783	709,079
KLD Select Social	664,371	2,410	2,366	135,617
Cohen & Steers Realty Majors	4,512,369	105,606	94,401	899,925

Proposal 3
To approve a change in the classification of the investment objectives of certain Funds from fundamental to non-fundamental.

iShares Index Fund	Votes For	Votes Against	Votes Abstaining	Broker Non-Votes **
Dow Jones U.S. Basic Materials	3,537,118	201,203	82,396	1,090,475
Dow Jones U.S. Consumer Goods Sector	3,403,426	127,285	45,883	1,058,269
Dow Jones U.S. Consumer Services Sector	2,213,927	164,732	42,197	366,726
Dow Jones U.S. Financial Sector	1,164,854	43,794	25,879	460,734
Dow Jones U.S. Industrial Sector	1,530,729	50,953	48,882	618,925
Dow Jones U.S. Financial Services	514,406	27,102	7,497	173,690
Dow Jones U.S. Real Estate	3,407,814	564,787	138,243	709,034
Cohen & Steers Realty Majors	3,915,932	700,346	96,098	899,925

*  Denotes Trust-wide proposal and voting results.
**
Broker non-votes are proxies received by the Fund from brokers or nominees who did not receive instructions from the beneficial owner or other persons entitled to vote and who have no discretionary power to vote on a particular matter. Broker non-votes have the effect of a vote against the proposal.